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                         INDEPENDENT AUDITORS' CONSENT





     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 20, 1999 except for Note 11 first paragraph as to which the date is February 3, 1999, second paragraph as to which the date is February 8, 1999 and the third and fourth paragraphs as to which the date is April 16, 1999, in the Registration Statement and related Prospectus of YouNetwork Corporation.

     Our report dated January 20, 1999, except for Note 11 first paragraph as to which the date is February 3, 1999, second paragraph as to which the date is February 8, 1999 and the third and fourth paragraphs as to which the date is April 19, 1999, contains an explanatory paragraph that states that the Company has incurred losses since inception and expects to incur losses for the foreseeable future which raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of that uncertainty.



                                      /s/ Mahoney Cohen & Company, CPA, P.C.



New York, New York
April 21, 1999